Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement on Form S-8 (File No. 333-158448) of our report dated May 28, 2013 related to the financial statements of  Daybreak Oil and Gas, Inc. as of and for the years ended February 28, 2013 and February 29, 2012.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

May 28, 2013